[LETTERHEAD MAYOR, DAY, CALDWELL & KEETON, L.L.P]

                                December 22, 1995

Southwest Small Cap Equity Fund, Inc.
c/o MGF Service Corp.
312 Walnut Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

         We have acted as counsel for Southwest Small Cap Equity Fund, Inc. (the "Fund") in connection with the registration and proposed sale of an aggregate of 4,000,000 shares (the "Shares") of Common Stock, par value $.001 per share, of the Fund ("Common Stock"), all as described in the Fund's Registration Statement on Form N-2 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Registration Statement"). In such capacity, we have familiarized ourselves with the Certificate of Incorporation and Bylaws of the Fund and have examined all statutes and other records, instruments and documents pertaining to the Fund that we have deemed necessary to examine for the purposes of this opinion.

         Based upon our examination as aforesaid, we are of the opinion that:

         1. The Fund is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and

         2. The Shares are duly authorized and, when issued in accordance with the terms of the offering, as described in the Registration Statement will be validly issued, fully paid and nonassessable shares of Common Stock of the Fund.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption "Legal Opinions."

                                      Very truly yours,

                                      MAYOR, DAY, CALDWELL & KEETON, L.L.P.